Exhibit 99.1

News Release

CONTACT:	Steve Dale	Lisa M. Dillon
	U.S. Bancorp/Media	Vail Banks/Media
	(612) 303-0784	(970) 476-2002

	Judith T. Murphy	Raymond E. Verlinde
	U.S. Bancorp/Analysts	Vail Banks/Analysts
	(612) 303-0783	(970) 328-9700

U.S. BANCORP TO PURCHASE VAIL BANKS, INC. IN COLORADO

MINNEAPOLIS, Minn. and AVON, Colo. (June 1, 2006) -- U.S. Bancorp (NYSE: USB) and Vail Banks, Inc. (Nasdaq: VAIL) announced today the signing of a definitive agreement for U.S. Bancorp to acquire Vail Banks, Inc., the parent company of WestStar Bank. This acquisition will give U.S. Bancorp’s lead bank, U.S. Bank National Association, 24 additional branch locations in Colorado. Vail Banks, Inc., headquartered in Avon, Colorado, had consolidated assets of $705 million and $557 million in deposits, as of March 31, 2006.

Richard K. Davis, president and chief operating officer of U.S. Bancorp, stated, “This transaction will expand U.S. Bank’s footprint and distribution in rapidly growing and demographically attractive community markets in Western Colorado and add to our existing base in Denver. We recognize this as a great opportunity for growth by offering our new customers U.S. Bank’s outstanding service and an industry-leading mix of consumer products. We have been very successful over the years with fill-in market acquisitions of this type and view the integration related to this acquisition as low risk. U.S. Bank and WestStar Bank have similar community banking models that will help ensure a smooth transition.”

Terms of the agreement include a total cash purchase price of approximately $98.6 million, or $17.00 for each share of Vail Banks, Inc. common stock, which represents a premium to core deposits of 13.7 percent. This transaction is anticipated to be accretive to U.S. Bancorp earnings in 2007.

Vail Banks' board of directors has approved the merger agreement and will recommend the approval of the transaction by Vail Banks' shareholders. Completion of the transaction, which is currently expected to occur in the fourth quarter of 2006, is contingent upon customary closing conditions, including regulatory approval and the approval of Vail Banks' shareholders, who will be asked to vote on the proposed transaction at a special meeting that will be held on a date to be announced.

“We are very pleased to have the opportunity for our franchise to become a part of U.S. Bank’s growth plans in Colorado,” stated Vail Banks Chairman, E.B. Chester. “Having explored strategic alternatives to create value for our shareholders, we believe that this is the best choice for our shareholders. We have an outstanding group of associates who will now be able to offer our customers a full suite of competitive banking services.”

WestStar Bank is a small and middle market commercial bank primarily focused on commercial real estate, construction and small business lending. The 24 WestStar Bank branches consist of 20 locations in the Western Slope region of Colorado and four branches in the Denver area. Once the merger is completed U.S. Bank will have more than 135 branch locations and total deposits of approximately $7 billion in Colorado. This transaction will significantly improve U.S. Bank’s footprint in Western Colorado.

Following the completion of this acquisition, the WestStar Bank locations will become U.S. Bank branches. This acquisition also includes 21 ATM locations that will increase U.S. Bank’s ATM network in Colorado to more than 250 convenient locations.

Wachtell, Lipton, Rosen & Katz advised U.S. Bancorp.  Allen & Company LLC and Hogan & Hartson L.L.P. advised Vail Banks.

About Vail Banks, Inc.

Vail Banks, Inc., through its subsidiary WestStar Bank, has 24 banking offices in 19 communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Edwards, Estes Park, Frisco, Fruita, Glenwood Springs, Granby, Grand Junction, Gypsum, Montrose, Norwood, Telluride and Vail. For additional information on Vail Banks, visit its web site at www.weststarbank.com.

About U.S. Bancorp

U.S. Bancorp, with assets of $210 billion, is the 6th largest financial holding company in the United States. The company operates 2,430 banking offices and 4,941 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

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Forward-looking Statements

This news release contains forward-looking statements about U.S. Bancorp and Vail Banks, Inc. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp and Vail Banks, Inc. Forward-looking statements involve inherent risks and uncertainties, and many factors could cause actual results to differ materially from those anticipated, including those described in the Annual Report on Form 10-K for the year ended December 31, 2005, of each of U.S. Bancorp and Vail Banks, Inc., which you should read carefully, as well as the companies’ other filings with the Securities and Exchange Commission (SEC). Forward-looking statements speak only as of the date they are made, and neither U.S. Bancorp nor Vail Banks, Inc. undertakes any obligation to update them in light of new information or future events.

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving U.S. Bancorp and Vail Banks, Inc. In connection with the transaction, Vail Banks will file a proxy statement with the SEC. Shareholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to Vail Banks shareholders of record at the record date for the special meeting of the shareholders to be held to approve the proposed transaction. In addition, the preliminary and final proxy statements and other relevant documents will be available free of charge at the SEC's Internet Web site, www.sec.gov. When available, the preliminary and final proxy statement and other relevant documents also may be obtained for free at Vail Banks' web site, www.weststarbank.com, or by contacting Ray Verlinde, SEVP and chief administrative officer, or Lisa Dillon, vice chairman, Vail Banks, at telephone number (970) 328-9700.

Vail Banks and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Vail Banks’ shareholders may obtain information regarding the identity of each participant and a description of each participant's direct or indirect interest in the solicitation from Vail Banks’ proxy statements and annual reports on Form 10-K previously filed with the SEC and Vail Banks’ proxy statement relating to the proposed transaction, when it becomes available.